Exhibit 99.1


 American Energy Announces Institutional Placement of Common Stock and Warrants

    WESTPORT, Conn.--(BUSINESS WIRE)--May 11, 2006--The American Energy Group, Ltd. (OTCBB: AEGG) announced today that it has completed the sale of $2.90 million of its common stock and warrants in a private offering of up to $3.95 million dated May 8, 2006. The consummated sales consist of the placement of 1,705,882 common shares at a price of $1.70 per share to a group of U.S. based institutional investors. Each investor also received one warrant for each two common shares purchased in the offering. The 852,941 warrants issued to the investors have a five-year term and provide for an exercise price of $1.70 per share. The warrants may be redeemed at the option of the Company if the closing bid price for the Company's common stock equals or exceeds $2.50 per share for twenty consecutive trading days after registration of the underlying common stock for resale. The Company intends to use the offering proceeds to acquire additional royalty interests in a new oil and gas concession within Pakistan and for general corporate purposes.
    This news release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The common shares and warrants sold in the May 8, 2006 offering have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.
    This news release contains forward-looking statements. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance and underlying assumptions and other statements, including opinions of third parties regarding subsurface geologic conditions, which estimates, assumptions or opinions are unproven. These statements are subject to uncertainties and risks including, but not limited to, economic conditions, the impact of competition and pricing, actual operating conditions and results, and domestic and foreign government regulation and approvals. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of the Company are expressly qualified by the cautionary statements and any other cautionary statements which accompany the forward-looking statements. In addition, the Company disclaims any obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

    CONTACT: American Energy Group, Ltd.
             Pierce Onthank, 203-222-7315
             mail@aegg.net